Allied Nevada Announces Third Quarter 2013 Net Income of $5.0 Million or $0.05 Per Share

November 5, 2013 | Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada”, the “Company”, “we’, “our”, or “us”) (TSX: ANV; NYSE MKT:ANV) provides financial and operating results for the three and nine months ended September 30, 2013. The results presented in this press release should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, filed on SEDAR and EDGAR and posted on Allied Nevada’s website at www.alliednevada.com. The financial results are based on United States GAAP (with the exception of the non-GAAP financial measure “adjusted cash costs per ounce”) and are expressed in U.S. dollars.

Q3 2013 Highlights

•
We are now producing gold and silver from the new 21,500 gallon per minute (“gpm”) capacity Merrill-Crowe plant, which began processing in mid-October at a rate of 7,000 gpm and was fully commissioned by the end of October.

•
Gold ounces sold in the third quarter of 2013 increased 51% to 52,713 ounces, compared to 34,851 ounces sold in the same period of 2012. The 52,713 gold ounces sold in the third quarter is an all-time quarterly record and represents an increase of 27%, or 11,201 gold ounces, from the second quarter of 2013.

•
Hycroft produced 52,198 ounces of gold and 184,070 ounces of silver in the third quarter of 2013. Expected production and sales guidance for 2013 remains 175,000-200,000 ounces of gold and 0.9 to 1.1 million ounces of silver.

•
Adjusted cash costs per ounce[1] of $905 in the third quarter of 2013 were higher than anticipated primarily resulting from lower silver ounces sold and additional external refining costs for metal on carbon. While mining production costs on a unit basis have decreased in the last couple of months, we expect that the effect of the reduction in workforce, and an increased silver to gold ounce production ratio with the operation of the new Merrill-Crowe refinery, will begin to benefit adjusted cash costs in the future.

•
Net income decreased 64% to $5.0 million or $0.05 per share in the third quarter of 2013 compared with $13.4 million or $0.15 per share in the same quarter in 2012. Net income in 2013 benefited from additional ounces sold, but was negatively impacted by increased production costs, and lower realized metal prices.

•
Net cash provided by operating activities in the third quarter of 2013 totaled $6.5 million, net cash used in investing activities was $88.1 million and net cash used in financing activities was $10.9 million, resulting in a net cash decrease of $92.5 million in the third quarter and a cash balance of $154.5 million at September 30, 2013.

[1]
The term “adjusted cash costs per ounce” is a non-GAAP financial measure. Non-GAAP financial measures do not have any standardized meaning prescribed by GAAP and, therefore, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. See the section at the end of this press release and in the most recently filed Quarterly Report on Form 10-Q titled “Non-GAAP Financial Measures” for further information regarding this measure.

Hycroft Operations Update
Key operating statistics for the three and nine months ended September 30, 2013, compared with the same periods in 2012, are as follows:

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Ore mined (000's tons)	12,690	7,147	32,074	15,521
Ore mined and stockpiled (000's tons)	948	670	1,752	1,492
Waste mined (000's tons)	8,395	5,843	23,320	19,417
	22,033	13,660	57,146	36,430
Excavation mined (000's tons)	—	5,560	3,288	9,807
Ore mined grade - gold (oz/ton)	0.011	0.011	0.011	0.013
Ore mined grade - silver (oz/ton)	0.253	0.198	0.213	0.309
Ounces produced - gold	52,198	28,182	129,412	91,317
Ounces produced - silver	184,070	185,604	504,911	559,968
Ounces sold - gold	52,713	34,851	121,481	72,960
Ounces sold - silver	184,082	177,844	505,151	480,886
Average realized price - gold ($/oz)[1]	$1,378	$1,703	$1,421	$1,683
Average realized price - silver ($/oz)	$22	$31	$24	$31
Average spot price - gold ($/oz)	$1,326	$1,652	$1,456	$1,652
Average spot price - silver ($/oz)	$21	$30	$25	$31
Adjusted cash costs per ounce[2]	$905	$690	$794	$606
The efforts of the operations team at Hycroft, combined with the increased ore under leach and additional processing capacity from our carbon columns have resulted in record gold sales and production for the third quarter of 2013. Silver ounces sold during the third quarter and first nine months of 2013 did not increase proportionate to the increase in gold ounces sold as approximately 62% and 44%, respectively, of gold ounces sold were recovered from solution processed through the carbon columns, which have low silver recoveries. Our average silver ounces to gold ounces sold ratios for the third quarter and first nine months of 2013 were approximately 3.5:1 and 4.2:1, respectively, which we expect to increase to over 6.0:1 during the fourth quarter when solution is primarily processed through the new Merrill-Crowe plant. The new Merrill-Crowe plant began processing approximately 7,000 gpm of solution in mid-October and by the end of October was fully commissioned and capable of processing solution at its nameplate capacity of 21,500 gpm.
Our total tons mined during the first nine months of 2013 increased approximately 57% from the 2012 period as a result of our expanded mobile mine equipment fleet. We were able to achieve our third quarter 2013 target mining rate through efficiencies gained with our mobile equipment dispatch system and increased loading capacity of the two 73 cubic-yard electric rope shovels, all while operating with an approximately 24% leaner mine-site workforce. During the third quarter of 2013 our average mining cost per ton and average processing cost per ore ton decreased by 22% and 14%, respectively, from second quarter 2013 per ton amounts. We expect such efficiencies in mining and processing costs to continue during the remainder of 2013 which we believe will positively impact our future production costs and adjusted cash costs per ounce2.

[1]
The average realized price per gold ounce for the third quarter of 2013 includes positive adjustments that total approximately $17/oz related to the settlement of provisionally priced sales. There were no such adjustments to the average realized prices per ounce during any of the other periods presented. For additional information on our provisionally priced sales see Note 17 - Derivative Instruments in our Notes to Condensed Consolidated Financial Statements in the most recently filed Quarterly Report on Form 10-Q.

[2]
The term “adjusted cash costs per ounce” is a non-GAAP financial measure. Non-GAAP financial measures do not have any standardized meaning prescribed by GAAP and, therefore, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. See the section at the end of this press release and in the most recently filed Quarterly Report on Form 10-Q titled “Non-GAAP Financial Measures” for further information regarding this measure.

2013 Q3 Financial & Operating Results	2

As of September 30, 2013, we had approximately 11.4 million square feet under leach, an increase of approximately 4.3 million square feet from June 30, 2013. The North leach pad continued to perform well during its first five months of operations as our overall metal recoveries, and timing thereof, remained consistent with our expectations. During the third quarter of 2013 we continued our remediation efforts of the Lewis leach pad and received permits which allowed us to begin introducing solution into wells that have been drilled into dry areas of the pad. Test work is ongoing to determine the timing of solution penetration and the rate in which metal production is expected to occur.
Although our third quarter 2013 mining and processing unit costs improved from previous periods, our adjusted cash costs per ounce1 were negatively impacted by lower silver ounces sold, increased production costs incurred during the first half of 2013, and additional external refining costs for carbon in-process inventories sold during the third quarter of 2013. Further, during the third quarter and first nine months of 2013 our average realized price per ounce of silver sold decreased by approximately $9 (30%) and $6 (19%), respectively, compared to the same periods of 2012, resulting in increases to our adjusted cash costs per ounce1.
During the third quarter of 2013, we continued construction on the crushing system, including the primary, secondary, and tertiary crushers, which we expect to commission in the fourth quarter of 2013. Assuming there are no delays in commissioning the crushing system, we expect that the heap leach expansion project will be considered largely complete by the end of 2013.
Operations Outlook
In 2013, we expect to sell approximately 175,000 to 200,000 ounces of gold and 0.9 million to 1.1 million ounces of silver. We expect to move 76.3 million tons of material, including 41.0 million tons of ore at average grades of 0.012 oz/ton gold and 0.25 oz/ton silver. The overall strip ratio for 2013 is expected to be 0.6:1. Adjusted cash costs per ounce1 for 2013 are expected to be in the range of $800 to $825 (with silver as a byproduct credit).   We expect to continue to generate positive cash flow from operations in the fourth quarter of 2013. Remaining capital to be spent in 2013 is approximately $90 million.
Allied Nevada intends to focus its resources towards the Hycroft operations and expansion. At this time, no further exploration drilling is planned for 2013.

Conference Call Information
Allied Nevada will host a conference call to discuss third quarter results on November 6, 2013, at 8:00 am PT (11:00 am ET) followed by a question and answer session.
To access the call, please dial:
Canada & US toll‐free – 1‐877-974-0445
Outside of Canada & US – 1‐416‐644-3415
Replay (available until November 20, 2013):
Access code: 4647278#
Canada & US toll‐free – 1‐877‐289‐8525
Outside of Canada & US – 1‐416‐640‐1917
An audio recording of the call will be archived on our website at www.alliednevada.com.

For further information on Allied Nevada, please contact:

Randy Buffington	Tracey Thom
President and CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

[1]
The term “adjusted cash costs per ounce” is a non-GAAP financial measure. Non-GAAP financial measures do not have any standardized meaning prescribed by GAAP and, therefore, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. See the section at the end of this press release and in the most recently filed Quarterly Report on Form 10-Q titled “Non-GAAP Financial Measures” for further information regarding this measure.

2013 Q3 Financial & Operating Results	3

Cautionary Statement Regarding Forward Looking Information
This press release contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, Section 21E of the U.S. Securities Exchange Act of 1934, as amended (and the equivalent under Canadian securities laws) and the Private Securities Litigation Reform Act or in releases made by the U.S. Securities and Exchange Commission (the “SEC”), as all may be amended from time to time. All statements, other than statements of historical fact, included herein or incorporated by reference, that address activities, events or developments that we expect or anticipate will or may occur in the future, are forward-looking statements. The words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe”, “project”, “target”, “budget”, “may”, "can", “will”, “would”, “could”, "should", “seeks”, or “scheduled to”, or other similar words, or negatives of these terms or other variations of these terms or comparable language or any discussion of strategy or intentions identify forward-looking statements. Such forward-looking statements include, without limitation, statements regarding delays in processing gold and silver; the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; reserve and resource estimates and the timing of the release of updated estimates; estimates of gold and silver grades; anticipated costs, anticipated sales, project economics, the realization of expansion and construction activities and the timing thereof; production estimates and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the SEC including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q (which may be secured from us, either directly or from our website at www.alliednevada.com or at the SEC website www.sec.gov). The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Non-GAAP Financial Measures
Adjusted cash costs per ounce is a non-GAAP financial measure, calculated on a per ounce of gold sold basis, and includes all direct and indirect operating cash costs related to the physical activities of producing gold, including mining, processing, third party refining expenses, on-site administrative and support costs, royalties, and mining production taxes, net of revenue earned from silver sales. Because we are a primary gold producer and our operations focus on maximizing profits and cash flows from the extraction and sale of gold, we believe that silver revenue is peripheral and not material to our key performance measures or our Hycroft Mine operating segment and, as such, adjusted cash costs per ounce is reduced by the benefit received from silver sales.
Adjusted cash costs per ounce provides management and investors with a further measure, in addition to conventional measures prepared in accordance with GAAP, to assess the performance of our mining operations and ability to generate cash flows over multiple periods from the sale of gold. Non-GAAP financial measures do not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other mining companies. Accordingly, the above measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.
The table below presents a reconciliation between non-GAAP adjusted cash costs, which is the numerator used to calculate non-GAAP adjusted cash costs per ounce, to Production costs (GAAP) for the three and nine months ended September 30, 2013 and 2012 (in thousands, except ounces sold):

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Production costs (000s)	$51,775	$29,533	$108,813	$59,110
Less: Silver revenues (000s)	(4,092)	(5,492)	(12,362)	(14,908)
Total adjusted cash costs (000s)	$47,683	$24,041	$96,451	$44,202
Gold ounces sold	52,713	34,851	121,481	72,960
Adjusted cash costs per ounce	$905	$690	$794	$606

2013 Q3 Financial & Operating Results	4

ALLIED NEVADA GOLD CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(US dollars in thousands)

	(Unaudited)
	September 30, 2013	December 31, 2012
Assets:
Cash and cash equivalents	$154,456	$347,047
Accounts receivable	10,938	60,479
Inventories	70,812	55,818
Ore on leachpads, current	148,999	93,088
Prepaids and other	42,407	12,084
Current assets	427,612	568,516
Restricted cash	41,212	31,837
Stockpiles and ore on leachpads, non-current	108,840	38,357
Other assets, non-current	14,902	16,364
Plant, equipment, and mine development, net	890,787	538,037
Mineral properties, net	42,913	44,616
Deferred tax assets, non-current	4,401	—
Total assets	$1,530,667	$1,237,727
Liabilities:
Accounts payable	$70,453	$60,292
Interest payable	11,208	2,756
Other liabilities, current	8,257	9,762
Debt, current	72,028	28,614
Asset retirement obligation, current	331	331
Deferred tax liabilities, current	4,608	76
Current liabilities	166,885	101,831
Other liabilities, non-current	16,386	10,223
Debt, non-current	548,889	496,578
Asset retirement obligation, non-current	9,189	8,726
Deferred tax liabilities, non-current	—	395
Total liabilities	741,349	617,753
Commitments and Contingencies
Stockholders’ Equity:
Common stock, $0.001 par value
Shares authorized: 200,000,000
Shares issued and outstanding: 103,943,670 and 89,734,112, respectively	104	90
Additional paid-in-capital	749,372	601,553
Accumulated other comprehensive loss	(1,924)	(5,416)
Retained earnings	41,766	23,747
Total stockholders’ equity	789,318	619,974
Total liabilities and stockholders’ equity	$1,530,667	$1,237,727

2013 Q3 Financial & Operating Results	5

ALLIED NEVADA GOLD CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)
(US dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Revenue	$76,741	$64,829	$184,929	$137,720
Operating expenses:
Production costs	51,775	29,533	108,813	59,110
Depreciation and amortization	9,607	3,758	19,194	7,859
Total cost of sales	61,382	33,291	128,007	66,969
Exploration, development, and land holding	940	2,966	3,106	5,189
Accretion	165	139	494	424
Corporate general and administrative	3,675	2,573	15,481	11,676
Separation and severance costs	3,011	—	5,933	—
Income from operations	7,568	25,860	31,908	53,462
Other income (expense):
Interest income	77	334	315	660
Interest expense	(5,361)	(7,922)	(13,683)	(11,845)
Other, net	(1,396)	(418)	(2,297)	(127)
Income before income taxes	888	17,854	16,243	42,150
Income tax benefit (expense)	4,083	(4,452)	1,776	(10,538)
Net income	4,971	13,402	18,019	31,612
Other comprehensive income (loss), net of tax
Change in fair value of effective portion of cash flow hedge instruments, net of tax	2,470	(2,082)	3,596	(5,773)
Settlements of cash flow hedges, net of tax	5,941	9,892	(8,055)	4,822
Reclassifications into earnings, net of tax	(5,913)	(9,605)	7,951	(4,535)
Other comprehensive income (loss), net of tax	2,498	(1,795)	3,492	(5,486)
Comprehensive income	$7,469	$11,607	$21,511	$26,126
Income per share:
Basic	$0.05	$0.15	$0.19	$0.35
Diluted	$0.05	$0.15	$0.18	$0.35

2013 Q3 Financial & Operating Results	6

ALLIED NEVADA GOLD CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(US dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Cash flows from operating activities:
Net income	$4,971	$13,402	$18,019	$31,612
Adjustments to reconcile net income for the period to net cash provided by (used in) operating activities:
Depreciation and amortization	9,607	3,758	19,194	7,859
Accretion	165	139	494	424
Stock-based compensation	1,217	743	5,305	3,567
Deferred taxes	(3,097)	16,716	(2,145)	13,567
Other non-cash items	1,150	230	2,118	119
Changes in operating assets and liabilities:
Accounts receivable	348	(22,644)	49,541	(22,644)
Inventories	(3,395)	5,662	(12,591)	(21,153)
Stockpiles and ore on leach pads	(21,297)	(12,761)	(94,472)	(25,787)
Prepaids and other	(2,670)	(6,547)	(5,572)	(2,940)
Accounts payable	11,313	3,975	(805)	6,381
Interest payable	8,452	8,422	8,452	11,821
Asset retirement obligation	(3)	(71)	(31)	(408)
Other liabilities	(260)	2,757	(1,226)	1,449
Net cash provided by (used in) operating activities	6,501	13,781	(13,719)	3,867
Cash flows from investing activities:
Additions to plant, equipment, and mine development	(88,208)	(67,306)	(285,286)	(139,767)
Additions to mineral properties	—	—	(51)	(100)
Increases in restricted cash	—	(9,363)	(9,375)	(12,470)
Proceeds from other investing activities	100	—	115	38
Net cash used in investing activities	(88,108)	(76,669)	(294,597)	(152,299)
Cash flows from financing activities:
Proceeds from issuance of common stock	—	322	151,071	464
Payments of share issuance costs	(219)	—	(8,543)	—
Proceeds from debt issuance	—	—	—	400,400
Payments of debt issuance costs	(251)	(97)	(1,263)	(13,269)
Repayments of principal on capital lease obligations	(10,412)	(4,680)	(25,540)	(10,567)
Excess tax benefit from stock-based awards	—	(6,882)	—	(796)
Net cash (used in) provided by financing activities	(10,882)	(11,337)	115,725	376,232
Net (decrease) increase in cash and cash equivalents	(92,489)	(74,225)	(192,591)	227,800
Cash and cash equivalents, beginning of period	246,945	577,027	347,047	275,002
Cash and cash equivalents, end of period	$154,456	$502,802	$154,456	$502,802
Supplemental cash flow disclosures:
Cash paid for interest	$2,746	$1,173	$23,315	$2,676
Cash paid for income taxes	—	—	—	3,950
Non-cash financing and investing activities:
Mining equipment acquired through debt financing	26,867	26,402	131,490	55,028
Plant and equipment additions through accounts payable increase	—	19,836	36,519	19,836
Additional paid in capital increase from award modification and settlement of outstanding DPU liability	—	7,286	—	7,286
Accounts payable reduction through capital lease	—	—	2,560	10,047

2013 Q3 Financial & Operating Results	7